EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                Six Months Ended July 2, 2000 and June 27, 1999
(Thousands of Dollars and Shares Except Per Share Data)



                                          2000                 1999
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 21,627    21,627     46,084    46,084
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           192,984   192,984    196,175   196,175
  Exercise of stock
   options and warrants:
    Actual                               26        26      1,206     1,206
    Assumed                               -       947          -    10,222
  Purchase of common stock          (12,085)  (12,085)    (1,767)   (1,767)
                                    -------   -------    -------   -------
    Total                           180,925   181,872    195,614   205,836
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .12       .12        .24       .22
                                    =======   =======    =======   =======